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                                   Exhibit 23

                       Consent of Independent Accountants


The Board of Directors
Verticalnet, Inc.:

The audits referred to in our report dated February 12, 2002, except as to Note 22, which is as of March 15, 2002, included the related financial statement schedule as of December 31, 2001, and for each of the years in the three-year period ended December 31, 2001, included in this annual report on Form 10-K of Verticalnet, Inc. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-72143, No. 333-89305 and No. 333-76328), in the registration statements on Form S-3 (No. 333-30254, No. 333-30408, No. 333-34860 and No.
333-76334) and in the registration statement on Form S-4 (No. 333-38170) of Verticalnet, Inc. of our report dated February 12, 2002, except as to Note 22, which is as of March 15, 2002, relating to the consolidated balance sheets of Verticalnet, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, cash flows, shareholders' equity (deficit) and other comprehensive loss for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Verticalnet, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 29, 2002